Exhibit 99.1

ECD Auto Design Announces CFO Transition and Board Restructure

Kissimmee, FL – September 18, 2024 - ECD Automotive Design, Inc. (Nasdaq: ECDA) (“ECA Auto Design” or the “Company”), an industry leader in delivering restored, modified and electrified Land Rover Defenders, Jaguars, and other classic and collectible automobiles announced today that the Company’s Chairman, Benjamin Piggott has been appointed Chief Financial Officer effective September 16, 2024, succeeding Raymond Cole who has chosen to step down for personal reasons. Ray will remain with ECD Auto Design in a consulting role on an as needed basis, through the first half of 2025 to help ensure a seamless transition.

“We are pleased to welcome Ben into the operations side of the business,” said Scott Wallace, CEO of ECD Auto Design. “Ben has extensive experience helping build and invest in successful businesses. Ben has been instrumental in ECD Auto Design emerging from our SPAC business combination and in the early days of being a public company, serving as the Chairman of our Board. We look forward to working even closer together in the future.”

Before serving as ECD Auto Design’s Chairman, Mr. Piggott was the Chairman and Chief Executive Officer of EF Hutton Acquisition Corporation I, the SPAC through which ECD Auto Design became a public company. Mr. Piggott has been a Managing Director at EF Hutton, a middle market investment bank, since its inception in June 2020. Prior to joining EF Hutton, Mr. Piggott was Head of Corporate Development at Laird Superfood, Inc. (NYSE American: LSF); Mr. Piggott also helped to successfully negotiate the sale of a minority equity stake in the company to Danone S.A. Before Laird Superfood, Mr. Piggott spent fifteen years in the investment industry, ten of which were with the Small Cap Team at Fidelity Management & Research Company, where he served as a research analyst and sector portfolio manager. Mr. Piggott also spent two years at Legg Masson Capital Management as a generalist covering small and mid-cap companies. Mr. Piggott received his Bachelor of Science in Finance from Bentley University in 2002.

ECD Auto Design CEO Scott Wallace concluded, “Ray has been crucial guiding ECD Auto Design to the point we are at and we are sad to see him go. We are grateful for the contribution he has made as we continue to position this company for growth.”

In conjunction with Mr. Piggott’s appointment as the Company’s CFO, both Mr. Piggott and Thomas Humble have resigned as members of the Company’s Board of Directors and CEO Scott Wallace was appointed the Chairman of the Company’s Board of Directors.

About ECD Auto Design

ECD Auto Design, a public company trading under the symbol ECDA on the Nasdaq Stock Market, is a creator of restored luxury vehicles that combines classic English beauty with modern performance. Currently, ECD Auto Design restores Land Rovers Defenders, Land Rover Series IIA, the Range Rover Classic, the Jaguar E-Type and we have recently added the Ford Mustang. Each vehicle produced by ECD Auto Design is fully bespoke, a one-off that is designed by the client through an immersive luxury design experience and hand-built from the ground up in 2,200 hours by master-certified Automotive Service Excellence (“ASE”) craftsmen. The company was founded in 2013 by three British “gear heads’ whose passion for classic vehicles is the driving force behind exceptionally high standards for quality, custom luxury vehicles. ECD Auto Design’s global headquarters, known as the “Rover Dome,” is a 100,000-square-foot facility located in Kissimmee, Florida that is home to 90 talented craftsmen and technicians, who hold a combined 61 ASE and five master level certifications. ECD Auto Design has an affiliated logistics center in the U.K. where its seven employees work to source and transport 25-year-old work vehicles back to the U.S. for restoration. For more information, visit www.ecdautodesign.com.

Investor Contact:

Brian M. Prenoveau, CFA

MZ Group – MZ North America

ECDA@mzgroup.us

+561 489 5315

SOURCE: ECD Automotive Design, Inc.